Seventh Amendment To
Amended and Restated Credit Agreement
This Seventh Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of March 30, 2015, by and among FCStone, LLC, an Iowa limited liability company (the “Borrower”), the Guarantors party to this Amendment, the financial institutions party to this Amendment, as lenders (the “Lenders”), and Bank of Montreal, as administrative agent (the “Administrative Agent”).
Preliminary Statements
A.    The Borrower, the Guarantors, the Lenders and the Administrative Agent entered into a certain Amended and Restated Credit Agreement dated as of June 21, 2010, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrower has requested that the Lenders amend the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendment.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the following defined terms appearing in Section 5.1 of the Credit Agreement shall be amended and restated to read in their entirety as follows:
“LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage; provided that, in no event shall LIBOR Quoted Rate be less than 0.00% per annum.
“Termination Date” means April 7, 2016 or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.

Section 2.	Conditions Precedent.
This Amendment shall become effective upon satisfaction of all of the following conditions precedent:
2.1.    The Borrower, the Guarantors, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.
2.2.    The Administrative Agent shall have received good standing certificates for each of the Borrower and the Guarantors from the Secretary of State from the state of its incorporation (dated no earlier than 30 days prior to the date of this Amendment).

2.3.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3.	Representations.
3.1.    In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except to the extent that such representations and warranties relate to an earlier date) and (b) it is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.
3.2.    There has been no amendments, modifications, restatements or supplements to the certificate of incorporation or articles of formation, as applicable, and by-laws or the operating agreement, as applicable, of the Borrower and the Parent since April 10, 2014, and such certificate of incorporation, articles of formation, by-laws and operating agreement are in full force and effect.
3.3.    There has been no amendments, modifications, restatements or supplements to the certificate of incorporation and by-laws of Holdings since April 10, 2014, and such certificate of incorporation and by-laws are in full force and effect.
3.4.    The resolutions of the Borrower and the Guarantors dated June 21, 2010 on file with the Administrative Agent have not been amended, modified or rescinded and are in full force and effect.

Section 4.	Miscellaneous.
4.1.    Except as specifically amended herein, the Credit Agreement, including without limitation the Guarantees set forth in Section 11 thereof and the Notes issued pursuant to Section 1.9 thereof, shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.2.    The Borrower agrees to pay on demand all out of pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.
4.3.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Amendment by telecopy or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original. This Amendment shall be governed by the internal laws of the State of Illinois.
[Signature Pages to Follow]

This Seventh Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.
“Borrower”
FCStone, LLC

By	/s/ William J. Dunaway
Name         William J. Dunaway
Title         CFO
“Guarantors”
FCStone Group, Inc.

By	/s/ William J. Dunaway
Name         William J. Dunaway
Title         CFO

INTL FCStone, Inc.

By	/s/ Scott J. Branch
Name         Scott J. Branch
Title         President

By	/s/ Bruce E. Fields
Name         Bruce E. Fields
Title         Group Treasurer

Accepted and agreed to.
Bank of Montreal, as Administrative Agent

By	/s/ Scott M. Ferris
Name         Scott M. Ferris
Title         Managing director

BMO Harris Financing, Inc., as a Lender

By	/s/ Scott M. Ferris
Name         Scott M. Ferris
Title         Managing Director